UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM SD

Specialized Disclosure Report

Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3801 South Oliver
Wichita, Kansas 67210
(Address of principal executive offices and zip code)

Kristin Miller
(316) 526-9000
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒                                  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Spirit AeroSystems Holdings, Inc. (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2015 to December 31, 2015.

A copy of the Company’s Conflict Minerals Report is filed as Exhibit 1.01 hereto and is publicly available at http://www.spiritaero.com.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 - Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Signature	Title	Date

/s/ Ron Rabe	Senior Vice President - Operations	May 31, 2016
Ron Rabe

Exhibit Index

Exhibit No.	Description

1.01	Conflict Minerals Report of Spirit AeroSystems Holdings, Inc.

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